Exhibit 10.1

TERMINATION AND SETTLEMENT AGREEMENT

AGREEMENT, dated as of the 27th day of April 2006, among Iconix Brand Group, Inc., a Delaware corporation (“Iconix”), Moss Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Iconix (“MAC”), and Cherokee, Inc. a Delaware corporation (“Cherokee”).

W I T N E S S E T H :

WHEREAS, Iconix entered into an Agreement and Plan of Merger dated as of March 31, 2006, with MAC, Mossimo, Inc., a Delaware corporation (“Mossimo”), and Mossimo Giannulli, the majority stockholder of Mossimo (the “Merger Agreement”); and

WHEREAS, Mossimo and Cherokee have entered into that certain Cherokee-Mossimo Finders Agreement dated March 27, 2000 (the “Finders Agreement”); and

WHEREAS, subsequent to the execution of the Merger Agreement, Cherokee issued a non-binding public proposal on April 17, 2006 to acquire all the outstanding shares of Mossimo  (the “Unsolicited Proposal”); and

WHEREAS, Cherokee has determined to withdraw the Unsolicited Proposal pursuant to the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.             Termination of Finders Agreement. Upon satisfaction of the conditions of Section 4 of this Agreement and simultaneous with the effective time of the merger (the “Closing Date” or the “Termination Date”) (i) the Finders Agreement shall be terminated in its entirety and be of no further force or effect and (ii) Iconix will pay to Cherokee by wire transfer in immediately available funds the sum of Thirty-Three Million Dollars ($33,000,000) (the “Termination Fee”).

2.             Representations and Warranties.

2.1           Representations and Warranties of Iconix.  Iconix hereby represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by Iconix and is the valid and binding obligation of Iconix, enforceable against Iconix in accordance with its terms and (b) no consent of any third party is required for the execution, delivery and performance of this Agreement by Iconix.

2.2           Representations and Warranties of Cherokee.  Cherokee hereby represents and warrants that: (a) this Agreement has been duly authorized, executed and delivered by Cherokee and is the valid and binding obligation of Cherokee, enforceable against Cherokee in accordance with its terms; (b) the Finders Agreement is in full force and effect and is a valid and binding obligation of Cherokee and Cherokee is not in material violation of or in default of any term or condition of the Finders Agreement; (c) Cherokee’s right, title, or interest in the Finders Agreement or any amounts due thereunder has not been pledged, assigned, hypothecated, subjected to any lien or security interest, or encumbered in any manner whatsoever; and (d) no consent of any third party is required for the execution, delivery and performance of this Agreement by Cherokee.

3.             Covenants of Cherokee.  Cherokee hereby covenants and agrees that:

3.1           Immediately after execution of this Agreement, Cherokee shall withdraw the Unsolicited Proposal and notify Mossimo in writing of such withdrawal.  In addition, unless the Merger Agreement shall have been terminated, Cherokee agrees not to, directly or indirectly, through any affiliate or otherwise, reinstate or make any new offer to purchase shares of Mossimo capital stock or any other type of acquisition of all, or substantially all, of the capital stock or assets of Mossimo, whether by merger or any other type of business combination with Mossimo or otherwise.

3.2           From and after the date hereof, Cherokee shall not interfere with the consummation of the Merger Agreement, and hereby agrees to vote any and all shares of Mossimo common stock owned or held by it or any affiliate in favor thereof.  From the date of this Agreement through the Termination Date, other than in the ordinary course of business, Cherokee further agrees not to take any action or omit to take any action which would adversely affect the relationship of Mossimo or Iconix or any of their respective affiliates with Target Brands, Inc., or its affiliates.  Cherokee agrees that Cherokee and its affiliates will take no action which is intended to, or would reasonably be expected to, harm or disparage Mossimo or Iconix or any of their affiliates.

3.3           From and after the date of this Agreement through the Closing Date, Cherokee shall not pledge, assign, sell, lease, license, mortgage, hypothecate, or otherwise encumber or subject to any lien or security interest in any manner whatsoever its right, title, or interest in the Finders Agreement or any amounts due Cherokee thereunder.

4.             Covenants of Iconix. Iconix hereby covenants and agrees that:

4.1           Iconix agrees to use its best efforts to cause all conditions precedent to its obligations (and to the obligations of the other parties under the Merger Agreement to consummate the transactions contemplated thereby) to be satisfied, including, but not limited to, using best efforts to obtain all required (if so required by the Merger Agreement) consents, waivers, amendments, modifications, approvals, authorizations, notations and licenses.

4.2           From the date of this Agreement through the Termination Date, other than in the ordinary course of business, Iconix further agrees not to take any action or omit to take any action which would adversely affect the relationship of Cherokee or any of its affiliates with Target Brands, Inc., or its affiliates.  Iconix agrees that Iconix and its affiliates will take no action which is intended to, or would reasonably be expected to, harm or disparage Cherokee or any of its affiliates.

5.             Conditions to Closing.  The closing of the transactions contemplated by this Agreement and the payment of the Termination Fee shall take place upon the satisfaction of the following conditions:

5.1           Cherokee shall have timely withdrawn the Unsolicited Bid and otherwise complied with all of the covenants set forth in Section 3 hereof.

5.2           The Merger Agreement shall have been consummated and the Effective Time (as such term is defined in the Merger Agreement) shall have occurred.

5.3           The representations and warranties of Cherokee set forth in Section 2 shall be true and correct in all respects as of the date of the Closing.

6.             Net Revenues.  In the event that the closing under the Merger Agreement occurs, Iconix shall cause MAC to promptly pay Cherokee all earned but unpaid Finder’s Fees (as such term is defined in the Finders Agreement) through and including the Closing Date of this Agreement; provided, however, that Net Revenues (as that term is defined in the Finders Agreement) shall not be reduced by the payment to Target referenced in the Current Report on Form 8-K filed by Mossimo on March 31, 2006 and due on or before June 30, 2006.Payment of such Finder’s Fees shall be accompanied by a written report setting forth the Net Revenues actually received by Mossimo (broken down by date and amount received) since the date of the last report delivered to Cherokee by Mossimo and such other information as is necessary to enable Cherokee to verify the Net Revenues reported by Iconix and/or Mossimo.  Finder’s Fees shall be payable in United States Dollars.  Interest at the maximum legal rate shall be paid on any Finder’s Fees not paid when due.

7.             Liquidated Damages; Termination.

7.1           In the event that the Merger Agreement is terminated pursuant to Section 7.1(a), 7.1(d) or 7.1(g), Iconix shall pay to Cherokee the sum of One Million Dollars ($1,000,000) as liquidated damages within two business days of such termination. Upon receipt by Cherokee of the payment required by Section 7 subsequent to the termination of the Merger Agreement, the obligations of the parties hereto shall expire and be of no further force or effect, except for the provisions of Sections 7, 8 and 9 hereof, which shall survive.

7.2           In the event that the Merger Agreement is terminated for any reason other than as specified in Section 7.1, then the obligations of the parties hereto shall expire and be of no further force or effect, except for the provisions of Sections 7, 8 and 9 hereof, which shall survive.

8.             Releases.

8.1           Releases by Cherokee.  Effective as of the Closing Date, Cherokee for itself and for each of its respective past and present agents, officers, directors, employees, attorneys, shareholders, parents, subsidiaries, and each of their affiliated legal or business entities, insurers, successors and assigns, both individually and in their representative capacities (jointly and severally the “Cherokee Releasing Parties”) hereby jointly and severally, release and discharge Iconix, Mossimo and each of their affiliates, parents, subsidiaries, officers, directors, stockholders, employees, agents, attorneys, accountants and other advisors, and the heirs, executors and administrators, if applicable, and the predecessors, successors or assigns of each of the foregoing (collectively the “Cherokee Released Parties”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever (“Claims”), in law or equity, which against any or all of the Cherokee Released Parties, any or all of the Cherokee Releasing Parties ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Termination Date arising out of or relating to the Finders Agreement or its termination.

8.2           Release by Iconix.  Effective as of the Closing Date, Iconix, for itself and for each of its respective past and present agents, officers, directors, employees, attorneys, shareholders, parents, subsidiaries, and all of its affiliated legal or business entities, insurers, successors and assigns, both individually and in their representative capacity (jointly and severally the “Iconix Releasing Parties”) hereby jointly and severally, release and discharge Cherokee and each of its affiliates, parents, subsidiaries, officers, directors, stockholders, employees, agents, attorneys, accountants and other advisors, and the heirs, executors and administrators, if applicable, and the predecessors, successors or assigns of each of the foregoing (collectively the “Iconix Released Parties”) from all Claims, in law or equity, which against any or all of the Iconix Released Parties, any or all of the Iconix Releasing Parties ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Termination Date arising out of or relating to the Finders Agreement or its termination.

8.3           Exceptions, Indemnification.  Notwithstanding anything contained in this Section 8 to the contrary, this Section 8 shall not apply to any Claims arising out of breach of the obligations contained in this Agreement.  Each of Iconix and Cherokee hereby agree to indemnify and hold the other harmless from any and all loses, liabilities, expenses and costs (including reasonable attorneys’ fees) arising out of, resulting from, or relating to (a) any breach of any representation or warranty made herein by such party or (b) any breach of any covenant or agreement made by any party herein.

9.             Miscellaneous.

9.1           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail, postage prepaid, return receipt requested, to the parties at their respective addresses set forth below:

If to Iconix or MAC:

With a copy to:

Iconix Brand Group, Inc.	Blank Rome LLP
1450 Broadway, 4th Floor	405 Lexington Avenue
New York, New York 10018	New York, New York 10174
Attn: Neil Cole, CEO	Attn: Robert J. Mittman, Esq.
Fax: (212) 391-0127	Fax: (212) 885-5001

If to Cherokee:	With a copy to:

Cherokee, Inc.	Morrison & Foerster LLP
6835 Valjean Avenue	12531 High Bluff Drive, Suite 100
Van Nuys, CA 91406	San Diego, CA 92130
Attn: Robert Margolis, Chairman & CEO	Attn: Scott M. Stanton
Fax: (818) 908-9191	Fax: (858) 523-5941

9.2           Press Release.  Immediately following the execution and delivery of this Agreement, Cherokee and Iconix shall each issue a press release announcing the execution of this Agreement, which press releases shall be subject to the prior review and approval of the other party.  None of the parties hereto will make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the press Releases issued pursuant to this Section 9.2.

9.3           Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4           Choice of Law/Governing Law.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without reference to its conflicts of laws provisions.

9.5           Further Assurances.  The Parties hereto agree to, at their own expense, execute and deliver such other instruments of conveyance, transfer or termination and take such other actions as any other party may reasonably request, including obtaining the signatures of parties not Party to this Agreement,  in order to more effective consummate the transactions contemplated hereby.

9.6           Amendment.  This Agreement may only be modified by a written instrument, which is executed by each of the parties hereto.

9.7           Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of this Agreement or any other term or condition hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto agree that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.8           Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms of this Agreement.

9.9           Binding Effect; Benefit.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and assigns.

9.10         Counterparts and Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  For purposes of this Agreement signatures received by facsimile shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

ICONIX BRAND GROUP, INC.

By:	/s/ Neil Cole
Name:	Neil Cole
Title:	Chairman of the Board, Chief Executive
Officer and Treasurer

MOSS ACQUISITION CORP.

By:	/s/ Neil Cole
Name:	Neil Cole
Title:	President

CHEROKEE INC.

By:	/s/ Robert Margolis
Name:	Robert Margolis
Title:	Chairman of the Board and Chief
Executive Officer